Exhibit 99.1

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Reports First Quarter 2013 Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $20.8 Million

Westport, Conn., May 7, 2013 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2013.

First Quarter 2013 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $20.8 million for the first quarter of 2013;

•	Reported net income of $3.6 million for the first quarter of 2013; and

•	Paid a first quarter 2013 cash distribution of $0.36 per share in April 2013, bringing cumulative distributions paid to $9.2352 per share since CODI’s IPO in May of 2006.

“Our strong results for the first quarter of 2013 exceeded management’s expectations, as Cash Flow increased 25.2% compared to the year-earlier period,” stated Alan Offenberg, CEO of Compass Group Diversified Holdings LLC. “We continue to achieve considerable revenue and earnings growth on a combined basis across our branded products businesses consisting of CamelBak, ERGObaby, Fox and Liberty Safe. We also maintained relative stability in the performance of our four niche industrial businesses comprised of Advanced Circuits, American Furniture, Tridien Medical and Arnold Magnetic. Based on the continued application of our business model, we paid a first quarter distribution of $0.36 per share. As we continue to provide attractive cash distributions, we remain focused on leveraging our balance sheet strength to drive future performance. Our substantial liquidity bodes well for CODI to be able to continue to reinvest in our current family of leading middle market businesses while pursuing accretive acquisition opportunities that create significant value for our owners.”

Operating Results

CODI reported Cash Flow (see note regarding use of Non-GAAP Financial Measures below) of $20.8 million for the quarter ended March 31, 2013, as compared to $16.6 million for the prior year comparable quarter. CODI’s weighted average number of shares outstanding for both the quarter ended March 31, 2013 and March 31, 2012 was approximately 48.3 million.

The improvement in Cash Flow for the first quarter 2013 as compared to the corresponding year-earlier period was largely attributable to the year-over-year growth in the Company’s CamelBak, ERGObaby, Fox and Liberty Safe businesses. In addition, Cash Flow for the first quarter 2013 was positively impacted by the full inclusion of operating results from the Company’s Arnold Magnetic subsidiary, which was acquired on March 5, 2012. Partially offsetting these factors, Cash Flow for the first quarter 2013 excluded results from the Company’s HALO subsidiary, which was sold on May 1, 2012.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses, which have totaled approximately $198 million since 2007.

Net income for the quarter ended March 31, 2013 was $3.6 million, as compared to net income of $0.9 million for the quarter ended March 31, 2012. The year-over-year increase in the Company’s net income reflects double-digit growth in each of net sales, gross profit and operating income. During the quarter ended March 31, 2013, CODI recorded a non-cash supplemental put accrual expense of $6.4 million based on the periodic review of current cash flow generation levels of its businesses as well as anticipated market multiples for those businesses in the event they were to be sold in the current environment. During the quarter ended March 31, 2012, the Company reversed approximately $1.5 million of its non-cash supplemental put accrual and expensed approximately $4.3 million of transaction costs related to its acquisition of Arnold Magnetic Technologies.

Liquidity and Capital Resources

As of March 31, 2013, CODI had $16.5 million in cash and cash equivalents, $251.9 million outstanding on its term loan facility and $27.0 million outstanding under its $290 million revolving credit facility. The Company has no significant debt maturities until 2017 and had borrowing availability of approximately $261 million at March 31, 2013 under its revolving credit facility.

On April 3, 2013, CODI exercised an option under its credit agreement, dated as of October 27, 2011, to expand its term loan facility by $30 million, which increased the Company’s aggregate outstanding term loan borrowings under the facility to $281.9 million. The net proceeds of the incremental term loan were used to repay outstanding borrowings under the Company’s revolving credit facility.

CODI also amended the pricing terms of both its term loan facility and revolving credit facility. Under the terms of the amendments, the interest rate for the term loan facility was reduced by 1.25% and the interest rate for the revolving credit facility was reduced by 0.50%. In addition, the unused fee for the revolving credit facility was reduced by 0.25% when leverage is lower than a defined ratio and the maturity date for the revolving credit facility was extended to April 2017. All other terms of the credit agreement remain unchanged.

First Quarter 2013 Distribution

On April 9, 2013, CODI’s Board of Directors declared a first quarter distribution of $0.36 per share. The cash distribution was paid on April 30, 2013 to all holders of record as of April 23, 2013. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $9.2352 per share.

Conference Call

Management will host a conference call on Wednesday, May 8, 2013 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (888) 466-4462 and the dial-in number for international callers is (719) 457-2727. The access code for all callers is 5197923. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.

A replay of the call will be available through May 15, 2013. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 5197923.

Note Regarding Use of Non-GAAP Financial Measures

CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its eight current businesses is a leader in their niche market.

CODI maintains controlling ownership interests in each of its businesses in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its businesses, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its businesses to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our businesses are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers, strollers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (FOX, www.ridefox.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,500	$18,241
Accounts receivable, less allowance of $3,130 and $3,049	119,354	100,647
Inventories	129,247	127,283
Prepaid expenses and other current assets	20,488	21,488

Total current assets	285,589	267,659

Property, plant and equipment, net	67,504	68,488
Goodwill	257,527	257,527
Intangible assets, net	333,099	340,666
Deferred debt issuance costs, net	7,744	8,238
Other non-current assets	14,035	12,623

Total assets	$965,498	$955,201

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$118,612	$100,346
Due to related party	3,825	3,765
Current portion of long-term debt	2,550	2,550
Current portion of supplemental put obligation	5,603	5,185
Other liabilities	2,055	1,953

Total current liabilities	132,645	113,799

Long-term debt	269,731	267,008
Supplemental put obligation	52,391	46,413
Deferred income taxes	63,679	63,982
Other non-current liabilities	7,109	7,787

Total liabilities	525,555	498,989

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 48,300 shares issued and outstanding at 3/31/13 and 12/31/12	650,043	650,043
Accumulated other comprehensive loss	(850)	(132)
Accumulated deficit	(251,077)	(235,283)

Total stockholders’ equity attributable to Holdings	398,116	414,628
Noncontrolling interests	41,827	41,584

Total stockholders’ equity	439,943	456,212

Total liabilities and stockholders’ equity	$965,498	$955,201

Compass Diversified Holdings

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Net sales	$241,567	$195,327
Cost of sales	165,194	133,640

Gross profit	76,373	61,687
Operating expenses:
Selling, general and administrative expense	41,209	40,433
Supplemental put expense (reversal)	6,396	(1,540)
Management fees	4,316	4,532
Amortization expense	7,630	7,176

Operating income	16,822	11,086

Other income (expense):
Interest income	2	33
Interest expense	(5,341)	(6,029)
Amortization of debt issuance costs	(485)	(356)
Other, net	327	(268)

Income from continuing operations before income taxes	11,325	4,466
Provision for income taxes	7,699	4,099

Income from continuing operations	3,626	367
Income from discontinued operations, net of income tax benefit	—	522

Net income	3,626	889
Net income from continuing operations attributable to noncontrolling interest	2,032	1,676
Net loss from discontinued operations attributable to noncontrolling interest	—	(1)

Net income (loss) attributable to Holdings	$1,594	$(786)

Basic and fully diluted income (loss) per share	$0.03	$(0.02)

Weighted average number of shares outstanding – basic and fully diluted	48,300	48,300

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Cash flows from operating activities:
Net income	$3,626	$889
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization expense	11,611	13,090
Amortization of debt issuance costs and original issue discount	845	731
Supplemental put expense (reversal)	6,396	(1,540)
Noncontrolling stockholder notes and other	1,301	791
Deferred taxes	(857)	(49)
Unrealized (gain) loss on interest rate and foreign currency derivatives	(385)	345
Other	(71)	830

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(18,130)	(1,874)
Increase in inventories	(2,010)	(5,107)
Increase in prepaid expenses and other current assets	(187)	(629)
Increase in accounts payable and accrued expenses	17,987	1,392
Payment of profit allocation	—	(13,675)

Net cash provided by (used in) operating activities	20,126	(4,806)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(123,575)
Purchases of property and equipment	(3,328)	(3,405)
Proceeds released from escrow related to Staffmark and HALO sales	93	5,045
Purchase of Fox common stock	—	(1,466)
Other investing activities	—	268

Net cash used in investing activities	(3,235)	(123,133)

Cash flows from financing activities:
Net borrowing of debt	2,363	79,438
(Payments to) proceeds from noncontrolling equity issuances	(3,090)	4,628
Redemption of CamelBak preferred stock	—	(48,022)
Debt issuance costs	—	(638)
Other	(22)	(106)
Distributions paid	(17,388)	(17,388)

Net cash provided by (used in) financing activities	(18,137)	17,912

Foreign currency adjustment	(495)	20
Net decrease in cash and cash equivalents	(1,741)	(110,007)
Cash and cash equivalents — beginning of period	18,241	132,370

Cash and cash equivalents — end of period	$16,500	$22,363

Compass Diversified Holdings

Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (“CAD”)

(unaudited)

(in thousands)	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012

Net income	$3,626	$889
Adjustment to reconcile net income to cash provided by (used in) operating activities
Depreciation and amortization	11,611	13,090
Amortization of debt issuance costs and original issue discount	845	731
Supplemental put expense (reversal)	6,396	(1,540)
Noncontrolling stockholder notes and other	1,301	791
Deferred taxes	(857)	(49)
Unrealized (gain) loss on interest rate and foreign currency derivatives	(385)	345
Other	(71)	830
Changes in operating assets and liabilities	(2,340)	(19,893)

Net cash provided by (used in) operating activities	20,126	(4,806)
Plus:
Unused fee on revolving credit facilities (1)	645	660
Successful acquisition expense (2)	—	4,325
Changes in operating assets and liabilities	2,340	19,893
Other	71	—
Less:
Maintenance capital expenditures (3)	2,346	2,594
Other	—	830

Estimated cash flow available for distribution and reinvestment	$20,836	$16,648

Distribution paid in April 2013/2012	$17,388	$17,388

(1)	Represents the commitment fee on the unused portion of the Revolving Credit Facilities.
(2)	Represents transaction costs for successful acquisitions that were expensed during the period.
(3)	Represents maintenance capital expenditures that were funded from operating cash flow. Excludes $1.0 million and $0.8 million of expenditures considered growth capital expenditures for the three months ended March 31, 2013 and 2012, respectively.